AMENDED AND RESTATED AGREEMENT


         This Amended and Restated Agreement is amended and restated as of the 31st day of December, 1996 by and among XcelleNet, Inc. ("XcelleNet"), a Georgia corporation with its principal place of business at 5 Concourse Parkway, Suite 850, Atlanta, GA 30328; The Netplex Group, Inc. ("Netplex"), a New York corporation with its principal place of business at 8260 Greensboro Drive, #501, McLean, VA 22102; and Technology Development Systems, Inc. ("TDS"), an Ohio corporation and wholly owned subsidiary of Netplex.

         WHEREAS XcelleNet, Netplex and TDS are parties to an Agreement dated as of November 5, 1996, as amended by an amendment thereto dated as of November 15, 1996 (the "Amendment"), and as further amended by a Second Amendment thereto dated as of November 19, 1996 (the "Second Amendment");

         WHEREAS XcelleNet, Netplex and TDS desire to further amend such agreement and to restate the agreement as so amended (as so amended and restated, this "Agreement").

         For and in consideration of the mutual covenants contained herein, it is hereby agreed by and between the undersigned, intending to be bound thereby as follows:


                                I. TERMS OF SALE

         1.1 Purchase and Sale. Netplex and TDS hereby agree to sell, transfer, grant, convey, set over, assign and relinquish exclusively to XcelleNet, and XcelleNet hereby agrees to purchase, acquire, accept and receive from Netplex and TDS:

         (a) all right, title, and interest in and to both the tangible and the intangible property constituting the computer software programs currently or previously developed or offered by Netplex or TDS under the name "WorldLink" (including, but not limited to, computer software programs under development by or for Netplex or TDS that represent enhancements to, new versions of, and corrections to the WorldLink family of software products), consisting of a series of modular client/server message-oriented middleware products used to facilitate intra-and inter-company communications and information exchange and as more particularly described on Exhibit 1.1 hereto, but solely excluding the software licensed from Data Systems Analysts, Inc. ("DSA") and identified with footnote "(1)" on Exhibit 1.1 (the "Software"), including, but not limited to, the following incidents to the Software:

         (i) All media and devices that constitute all copies of any and every version of the Software, its component parts, and all Documentation (as defined in Section 1.2(c) below) relating thereto;

         (ii) All patentable inventions and certificates of invention, the protection of works of authorship or expression, including United States and international copyrights and future copyrights, together with any renewals or extensions thereof, pertaining to the Software owned, claimed or subject to a claim by Netplex or TDS, and any moral rights pertaining thereto;

         (iii)  Any  and all  logos,  trademarks,  service  marks,  trade  names
(including  all  goodwill   appertaining  thereto)  and  trade  dress,  if  any,
pertaining to the Software;

         (iv) Any and all trade secrets, know-how, technology licenses, if any, inventions, discoveries, improvements, ideas, confidential information, shop rights and all other intellectual property rights owned or claimed (or which could be claimed) and embodied in the Software or any documentation or media associated therewith, or similar rights provided under any laws or international conventions throughout the world, and including the right to apply for registrations, certificates or renewals with respect thereto, and the rights to prosecute, enforce, obtain damages relating to, settle or release any past, present or future infringement thereof, and

         (b) All right, title and interest of Netplex and TDS in and to all Derivative Works and Enhancements (as such terms are defined in Sections 7.5(f) and 7.5(g), respectively) created by or for Netplex or TDS (the "DSA Enhancements") to the software licensed by DSA to Netplex pursuant to the license agreement between DSA and Netplex and/or TDS included in Exhibit 7.8 (the "DSA License"). The DSA Enhancements and the software licensed pursuant to the DSA License are sometimes collectively referred to as the "DSA Software."

         1.2 Delivery of Physical Objects. Netplex and TDS hereby agree to deliver to XcelleNet:

         (a) Except as hereinafter provided, its entire inventory of copies of the Software in object code (machine-readable) form;

         (b) All master copies of the Software computer programming code, together with all enhancements or modifications thereto, (except for the single copy retained by Netplex pursuant to the license granted in Article IV) which code consists of object code and source code and is in a form suitable for copying (for purposes hereof, "source code" means the computer programming code in human readable form, including, but not limited to, any comments and job control language); and

         (c) all textual material pertaining to the Software, including, to the extent that it exists and is in the possession or control of Netplex or TDS, system documentation, technical documentation, end-user documentation, videos, books and manuals, flow charts, logic manuals, design and development specifications, schematics, flow charts, principles of operation, error reports, operating instructions, other technical or nontechnical data and/or information and any other machine readable text or graphic files subject to display or printout, and/or related correspondence or memoranda (collectively, the "Documentation").

         1.3 In consideration for the sale and assignment to XcelleNet of the Software and the DSA Enhancements and the warranties, representations and agreements contained herein, XcelleNet hereby agrees to pay to TDS the total sum of Three Million Dollars ($3,000,000), which total sum shall be delivered by wire transfer or a certified or bank check upon the execution hereof to Vedder, Price, Kaufman, Kammholz & Day, attorneys for Netplex and TDS, (the "Escrow Agent") to be held by the Escrow Agent in escrow pursuant to a separate agreement consistent with the terms and provisions of this Agreement and executed by the Escrow Agent and the parties hereto. Of such total sum deposited with the Escrow Agent, Two Million Dollars ($2,000,000) shall be held by the Escrow Agent in escrow for delivery to Netplex and/or TDS at the Closing and One Million Dollars ($1,000,000) shall be held by the Escrow Agent for delivery to Netplex and/or TDS at the Second Closing. The remaining Five Hundred Thousand Dollars ($500,000) delivered by XcelleNet to the Escrow Agent in connection with this transaction shall be held by the Escrow Agent for delivery to XcelleNet at the Second Closing.

         1.4 Simultaneously with the execution and delivery of the Second Amendment of this Agreement, Netplex and TDS shall execute and deliver into escrow with the Escrow Agent a Bill of Sale and Assignment conveying the Software and the DSA Enhancements to XcelleNet. The Bill of Sale and Assignment will be delivered at the Closing (as defined in Section 2.3 below) to XcelleNet simultaneously with the delivery by the Escrow Agent to Netplex of that portion of the purchase price allocated pursuant to Section 1.3 above to the Software and the DSA Enhancements.

         1.5 After the Closing, Netplex and/or TDS shall have only the rights to use the Software and the DSA Enhancements and to retain a copy of the source code as are specifically granted by Article IV of this Agreement.

         1.6 At any time, from and after the Second Closing, XcelleNet shall have the option, exercisable in its sole discretion, to acquire from Netplex and TDS an assignment of such of Netplex' and TDS' right, title and interest in and to the license of software by DSA to Netplex and/or TDS pursuant to the DSA License as XcelleNet shall determine, in consideration for an additional payment by XcelleNet to Netplex of One Hundred Dollars ($100), payable in cash. This option may be exercised by XcelleNet in writing at any time, upon ten business days notice, given as provided in this Agreement for the provision of notices and accompanied by XcelleNet's check in payment of the option price. Upon the exercise of such option, Netplex and TDS shall assign to XcelleNet all such right, title and interest as XcelleNet shall have chosen to acquire, by execution and delivery of an assignment in form and substance reasonably satisfactory to XcelleNet. The exercise of such option and the execution and delivery of such assignment is sometimes referred to herein as the "Third Closing."

                     II. DELIVERY OF THE SOFTWARE AND OTHER
                         CONDITIONS PRECEDENT TO CLOSING

         2.1 On the first business day following the execution of this Agreement, the Software shall be delivered by Netplex and available for review by XcelleNet at TDS's offices in Chicago for a period from the date of such Agreement to the end of the day on Tuesday, November 19, 1996. The computer programs contained in the Software shall be delivered by Netplex in source code form, which shall then be generated into executable code by XcelleNet under the direction of Netplex.

         2.2 Netplex  shall also, at the same time,  deliver to XcelleNet  three
(3) hard copies of the Documentation relating to the Software and user manuals and one (1) copy on magnetic media in editable form. Handwritten notes, diagrams and other materials not conveniently storable on magnetic media will be provided in hard copy only. Netplex shall also deliver a complete copy of the DSA Software and all documentation with respect thereto normally used by Netplex or TDS in using, maintaining and sub-licensing such software.

         2.3 (a) During the period from the date of this Agreement to the end of the day on Tuesday November 19, 1996 (the "Software Review Period"), XcelleNet shall review the Software and conduct such additional investigations as XcelleNet shall deem advisable in order to satisfy itself that the warranties and representations contained in Article VII of this Agreement with respect to the Software are correct. In the event that XcelleNet determines that the warranties contained in Article VII with respect to the Software are not true and correct in all material respects, it shall so notify Netplex and the Escrow Agent that it rejects the Software. XcelleNet shall either reject or accept the Software at the end of said Software Review Period or sooner. XcelleNet shall not unreasonably withhold acceptance of the Software. Upon XcelleNet's acceptance of the Software, $2,000,000 of the purchase price held in escrow pursuant to Section 1.3 above, shall be released to Netplex and/or TDS from escrow and the Bill of Sale and Assignment shall be released to XcelleNet (the "Closing"). Upon XcelleNet's rejection of the Software, Netplex and/or TDS shall have the right for a reasonable period of time, not to exceed 15 business days, to cure any misrepresentation or breach of warranty that can reasonably be cured within such time or to obtain revisions to any provisions of the agreements included in Exhibit 7.8 to make them not objectionable to XcelleNet. In the event that such misrepresentation or breach of warranty is not cured within such period or such agreements are not so revised, or it earlier becomes evident that such misrepresentation or breach cannot be so cured or such agreements so revised, XcelleNet shall notify Netplex and the Escrow Agent and all sums held in escrow pursuant to this Agreement and the Escrow Agreement shall be released to XcelleNet, together with any interest earned thereon, the Bill of Sale and Assignment shall be returned to Netplex and the parties shall be released from any further obligation to each other except as provided in Article V below.

         (b) Simultaneously with the amendment and restatement of this Agreement, the sum of $1 million ($1,000,000) previously paid to the Escrow Agent to be held in connection with this Agreement shall be released to Netplex and/or TDS from Escrow and all remaining amounts paid by XcelleNet to the Escrow Agent, together with any interest earned thereon, shall be returned to XcelleNet (the "Second Closing").

                                 III. TRANSITION

         In order to effect a transition from Netplex to XcelleNet of the business generated by and associated with the Software subsequent to the Closing, Netplex shall use its reasonable best efforts to:

                  3.1 introduce and make available to XcelleNet the employees of TDS for interviews and meetings during the period from the date of such Agreement to the end of the day on Tuesday, November 19, 1996 described in Section 2.1, with a view to possible prospective employment by XcelleNet, subject to Section 5.7 below and Netplex's and/or TDS's requirements for technical support staff necessary to fulfill its obligations under existing contracts with its customers;

                  3.2 introduce to XcelleNet Netplex's and/or TDS's existing licensees of the Software with a view to the possible prospective migration from WorldLink to XcelleNet's RemoteWare products upon the expiration of existing contracts between said licensees and Netplex and/or TDS;

                  3.3 introduce to XcelleNet current distributors and/or partners of Netplex and/or TDS with respect to the Software with a view to the possible prospective engagement of said distributors and/or partners as XcelleNet distributors or partners upon the expiration of existing contracts between said distributors and/or partners and Netplex and/or TDS; and

                  3.4  introduce  to  XcelleNet   prospective  customers  and/or
         licensees of the Software; and

                  3.5 make up to three members of Netplex's and/or TDS's technical staff available at TDS's offices in Chicago, Illinois for up to 15 man-days (within the first 60 days subsequent to Closing) to train XcelleNet personnel with respect to the Software. (XcelleNet may obtain additional training at Netplex's prevailing hourly consultant races.)

                         IV. NON-COMPETITION CLAUSE AND
                             NON-EXCLUSIVE LICENSE

         4.1 XcelleNet and Netplex both mutually covenant that the Software sold and assigned by this Agreement will be an important proprietary product of XcelleNet. Accordingly, it is mutually recognized that there is a need for a reasonable and enforceable Non-Competition agreement between the undersigned parties to protect XcelleNet's substantial investment in the purchase of the Software.

         4.2 The parties expressly recognize that XcelleNet's, Netplex's and TDS's businesses are worldwide in scope and that this Agreement requires an effective Non- Competition clause.

         4.3 (a) For a period of five (5) years after the date hereof, each of Netplex and TDS shall not, other than for the benefit and at the direction of XcelleNet, engage in the business of acquiring, developing, marketing (except as a remarketer for third parties not related to Netplex or TDS) or licensing systems and application computer programs similar to or competitive with the Software as described in Exhibit 1.1, anywhere in the world. Each of Netplex and TDS acknowledges and agrees that the current market for the Software is worldwide and it is therefore reasonable to prohibit Netplex and TDS from competing with XcelleNet as contemplated herein. Each of Netplex and TDS covenants that it shall not engage in any such activity, directly or indirectly, on its own behalf or in the service of or on behalf of others. Notwithstanding any provision of this Section 4.3 to the contrary, neither Netplex nor TDS shall be restricted from (a) continuing to fulfill its obligations under those agreements listed on Exhibit 7.5, (b) engaging in its systems integration services practice with respect to computer software products (including, but not limited to, computer software products that are similar to or competitive with the Software) owned and offered by third parties not related to Netplex or TDS, or (c) engaging in its contingency staffing business of providing computer professionals on a contract basis to organizations in need of project-specific staffing.

         (b) For a period of five (5) years after the date of this Agreement, each of Netplex and TDS shall not, use, modify, or license-to others the software licensed to Netplex and TDS pursuant to the DSA License, except solely to the extent necessary to enable Netplex and/or TDS to perform its respective obligations under existing agreements with licensees, distributors or partners in connection with licenses of the Software. For a period of five (5) years after the date of this Agreement, neither Netplex nor TDS shall assign to any other person any rights or interest in the DSA license. Each of Netplex and TDS acknowledges and agrees that the restrictions contained in this Section 4.3(b) are necessary and reasonable in order to provide XcelleNet with its bargained for benefit of the purchase of the Software.

         4.4 For a period of two (2) years from and after the effective date hereof, each of Netplex and TDS agrees that it shall not, except as permitted to continue to fulfill its obligations under the agreements listed on Exhibit 7.5 or as permitted by XcelleNet written consent in each case, in any capacity, directly or indirectly, on its own behalf or on behalf of any person, firm, partnership, corporation or other entity or organization, solicit, contact, call upon or accept or attempt to solicit or accept, any business from any licensee of the Software listed on Exhibit 7.5, for purposes of or with a view to selling or providing computer software that is competitive with the Software.

         4.5 To enable Netplex and/or TDS to perform its respective obligations under existing agreements with licensees, distributors or partners related to the Software, Netplex and TDS are hereby granted a license to use the Software and the DSA Enhancements in the form sold to XcelleNet pursuant to this Agreement, on the terms attached to this Agreement as Exhibit 4.5.

         4.6 Subject to XcelleNet's prior written consent, which shall not be unreasonably withheld, Netplex shall promptly terminate any existing agreements with licensees, distributors or partners related to the license or sale of the Software, to the extent permitted by, and in accordance with the terms and conditions of said agreements.

         4.7 Netplex acknowledges that its compliance with Article IV hereof is necessary to protect the goodwill and other proprietary interests of XcelleNet. Netplex acknowledges that a breach of Article IV hereof will result in irreparable and continuing damage to XcelleNet for which there will be no adequate remedy at law; and Netplex agrees that in the event of any breach of
Article IV, XcelleNet and its successors and assigns shall be entitled to injunctive relief and to such other and further relief as may be proper.


                  V. PROPRIETARY INFORMATION, CONFIDENTIALITY,
                     AND NON-DISCLOSURE

         5.1 Each party acknowledges that, in the course of performing their respective obligations hereunder, they shall be receiving information which is proprietary and confidential to the disclosing party and which the disclosing party wishes to protect from public disclosure ("Proprietary Information"). For purposes of this Article V, Netplex and TDS shall be considered a single party.

         5.2 Proprietary Information as used herein includes without limitation all information disclosed at any time before, after or at the time of execution of this Agreement between the parties relating to the Software or the DSA Enhancements (including without limitation the source code and any specifications, designs, techniques or processes used in creating the Software); and any other confidential information or trade secrets that have been or shall be disclosed between the parties relating to their respective businesses, customers, products, marketing and sales plans, financial status, product development plan strategies and the like. For purposes of this Agreement, all Proprietary Information included in or related to the Software or the DSA Enhancements shall be treated as the Proprietary Information of

TDS prior to the Closing and the Proprietary Information of XcelleNet from and after the Closing.

         5.3 Without the express, prior written consent of the other party, in each case, each party (a) shall hold such Proprietary Information of the other party in confidence and not disclose it, except to its employees or representatives to whom disclosure is necessary to effect the purposes of this Agreement and who are similarly bound in writing to hold the Proprietary Information in confidence; (b) shall use its best efforts to prevent inadvertent or unauthorized disclosure; (c) shall not make any use of any Proprietary Information nor circulate Proprietary Information in its organization, except to the extent necessary to carry out the intent of this Agreement.

         5.4 The parties shall take appropriate action by written agreement with their employees to satisfy their obligations under this Agreement with respect to use, copying, modification, protection and security of the Software and Proprietary Information.

         5.5 Nothing in this Agreement shall be interpreted as placing any obligation of confidence and non-use on a party with respect to any Proprietary Information that (a) can be demonstrated to have been in the public domain as of the effective date of this Agreement or comes into the public domain during the term of the obligations of the parties pursuant to this Article V through no fault of such party; or (b) can he demonstrated by clear and convincing evidence to have been independently developed by such party; or (c) is rightfully received by such party from a third party not under an obligation of confidence to the other party hereto with respect thereto; or (d) is required by law to be disclosed. For purposes of this Section 5.5, from and after the Closing all Proprietary Information included in or related to the Software or the DSA Enhancements shall be deemed not to have been developed by or for Netplex or TDS and to have been received by Netplex and TDS only from XcelleNet.

         5.6 In the event that either party is requested or compelled by court order, decree, subpoena or other legal process to disclose (or is advised in writing by its regular outside legal counsel that it is obligated under law, rule or regulation to disclose) any of the Proprietary Information of the other party, the party required to make such disclosure shall provide reasonably prompt notice (unless such notice is prohibited by law) to the party owning such Proprietary Information of any such requirements so that the owning party may, at its option and expense, seek a protective order or other appropriate remedy. The party by whom disclosure is required agrees to cooperate with the owning party in any such proceeding, at the expense of the owning party; provided that the foregoing shall not be construed to require the party by whom disclosure is required to undertake litigation or other legal proceedings on its behalf. Regardless of whether such protective order or other appropriate remedy is obtained, the party by whom disclosure is required will only furnish that portion of the Proprietary Information of the owning party that it is required to disclose.

         5.7 The terms and conditions of this Agreement shall be deemed to constitute Proprietary Information. Notwithstanding the preceding, Netplex or XcelleNet may disclose the terms and conditions of this Agreement, without obtaining the prior written consent of the other party, in order to comply with the disclosure requirements of the Securities and Exchange Commission, or any other governmental entity, if the disclosing party's outside legal counsel advises that such disclosure is required.

         5.8 Unless otherwise mutually agreed to in writing, the obligations of the parties contained in this Article V with respect to Proprietary Information shall terminate five (5) years from the date of this Agreement. With respect to all trade secrets included in the Proprietary Information, the obligations of the parties shall continue for so long as such information continues to qualify as a trade secret.

         5.9 Further to facilitate the confidentiality provisions of this Article, each of the parties agrees that for a period of three years from the execution of this Agreement, it will not hire or attempt to hire any individual as an employee or a subcontractor who is or has been an employee of the other party for a period of at least 12 months from the date, of that employee's termination without the written consent of the former employer.

         5.10 Each of the parties hereto  acknowledges  that its compliance with
Article V hereof is necessary to protect the goodwill and other proprietary interests of the other. Each party acknowledges that a breach of Article V hereof will result in irreparable and continuing damage to the other party for which there will be no adequate remedy at law; and each party agrees that in the event of any breach of Article V, the other party and its successors and assigns shall be entitled to injunctive relief and such further relief as may be proper.


                    VI. ACTIONS FOR INFRINGEMENT OF SOFTWARE
                              OR ENHANCED SOFTWARE

         6.1 Any action to be brought to prevent or enjoin any third party from infringement of any trade name, trademark, service mark, trade secret, copyright or other proprietary rights of XcelleNet with respect to the Software or the DSA Enhancements shall be brought exclusively by XcelleNet, in its sole discretion and control and at its sole cost and expense. All damages or monetary recovery resulting from any acts of infringement shall be the property of XcelleNet.

         6.2 Netplex shall assist XcelleNet in all actions to enforce any rights covered by this Agreement to the extent that its assistance is reasonably requested. Netplex shall make any witnesses reasonably requested available, participate at depositions and trial and lend whatever additional technical support is reasonably requested to assist XcelleNet in the successful prosecution of any lawsuit involving the software.

         6.3 Netplex shall be paid a fee of $1,000 per day plus reasonable and actual travel and living expenses for each employee or officer of Netplex who, at XcelleNet's request, assists XcelleNet in the enforcement of any rights assigned herein.

         6.4  Netplex  shall  promptly  notify   XcelleNet  in  writing  of  any
infringers of the Software or the DSA Enhancements.


                       VII. REPRESENTATIONS AND WARRANTIES

         Netplex and TDS hereby jointly and severally represent and warrant to XcelleNet as follows:

         7.1 Organization. Netplex is a corporation validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to conduct its business and to own and hold its properties and assets. TDS is a wholly owned subsidiary of Netplex and is a corporation validly existing and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business and to own and hold its properties and assets.

         7.2 Power and Authority of Netplex. Netplex and TDS each has the requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby. Netplex and TDS have taken all necessary actions, corporate or otherwise, to authorize the execution and delivery of this Agreement and such other agreements and instruments and the performance and consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Netplex and TDS in connection with the transactions contemplated hereby upon their execution and delivery shall be the legal, valid and binding obligations of Netplex and TDS, respectively, enforceable in accordance with their terms.

         7.3 No Conflict. Neither the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation of the transactions contemplated hereby or thereby, will, with or without the giving of notice or the lapse of time, or both, violate or conflict with (a) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgment or decree to which Netplex, TDS or the Software is subject; (b) any provision of any charter, bylaw or other governing or organizational instrument of Netplex or TDS; or (c) any mortgage, indenture, license, instrument, trust, contract, agreement or other commitment or arrangement to which Netplex or TDS is a party or by which Netplex, TDS, the Software or any of the other rights to be conveyed hereunder are bound.

         7.4 Required Consents. No approval, authorization, consent, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby, or the consummation by Netplex and TDS of the transactions a contemplated hereby; or
(b) XcelleNet's ownership and use of the Software and the other assets and rights conveyed pursuant to this Agreement.

         7.5      Title to Intellectual Property.

         (a) Netplex and TDS own and have all rights to all technology, patent rights, trademarks, trade secrets, copyrights and know-how included in or integral to the Software. Exhibit 1.1 contains a list of all principal components of the Software and the Documentation and identifies the principal components of the DSA Software. The Software and the DSA Software constitute all of the computer software programs currently or previously developed or offered by Netplex or TDS under the name 'WorldLink'.

         (b) XcelleNet shall receive, pursuant to and as of the Closing, complete and exclusive right, title, and interest in and to all tangible and intangible property rights existing in the Software, subject only to the rights reserved and retained pursuant to Section 4.5 of this Agreement, and except for the rights of those existing customers and distributors under the agreements listed on Exhibit 7.5. Netplex or TDS has developed the Software entirely through efforts of its employees for their own account, the Software is free and clear of any liens, claims, encumbrances, rights or equities whatsoever of any third party, and the Software contains no software components in which any third party may claim superior or joint ownership nor is the Software an Enhancement or Derivative Work (as such terms are defined below) of any other software programs not owned in their entirety by Netplex or TDS. Netplex or TDS owns all right, title and interest in all DSA Enhancements except for that right, title and interest which is owned by DSA as owner of the underlying work upon which the DSA Enhancements are based.

         (c) The Software and its use by Netplex, TDS and their licensees does not infringe any patent, copyright, or trade secret of any third party, and the source code and specification for the Software have been maintained in secrecy and confidence. TDS has properly affixed the copyright notice to all copies of the Software, but has not registered any copyrights, trademarks, trade names, service marks or patents associated with the Software, except for the trademark 'LapControl'. So far as is known to Netplex and TDS, the DSA Software does not infringe on any patent, copyright or trade secret of any third party and the source code and assistant specifications for such Software have been maintained in secrecy and confidence.

         (d) All personnel, including employees, agents, consultants, and contractors, who have contributed to or participated in the conception and development of the Software (a) have been party to a "work-for-hire" relationship with Netplex or TDS that has accorded Netplex or TDS full, effective, and exclusive original ownership of all tangible and intangible property thereby arising with respect to the Software, and/or (b) have executed appropriate instruments of assignment in favor of Netplex or TDS as assignee that have conveyed to Netplex or TDS full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the Software.

         (e) There are no agreements or arrangements in effect with respect to the marketing, distribution, licensing, or promotion of the Software or the DSA Enhancements by any independent salesperson, distributor, sublicensor, or other remarketer or sales organization except as set forth on Exhibit 7.5 hereto.

         (f) For purposes hereof, "Derivative Work" shall mean a work that is based upon one or more preexisting works, such as a revision, modification, translation, abridgment, condensation, expansion, or any other form in which such preexisting works may be recast, transformed or adapted and that if prepared without the authorization of the owner of the preexisting work would constitute copyright infringement or other infringement of the proprietary rights of the owner therein.

         (g) For purposes hereof, "Enhancements" shall mean changes or additions, including all new releases, that add significant new functions or substantially improve the performance by changes in system design or coding and related code and Documentation.

         (h) So far as is known to Netplex and TDS, all personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the DSA Software (i) have been party to a "work for hire" relationship with a predecessor of Netplex or TDS or with DSA that has accorded such predecessor or DSA full, effective and exclusive original ownership of all tangible and intangible property thereby arising with respect to the DSA Software, and/or (ii) have executed appropriate instruments of assignment in favor of such predecessor or DSA that have conveyed to such predecessor or DSA full, effective, and exclusive ownership of all tangible and intangible property thereby arising with respect to the DSA Software, and such rights have been conveyed to Netplex by DSA or such predecessor of Netplex or TDS.


         7.6 Absence of Claims. There is no pending or, to the knowledge of Netplex or TDS, threatened infringement, misuse or misappropriation of the Software or, to the knowledge of Netplex or TDS, the DSA Software by any person or entity. So far as it is known to them, neither Netplex nor TDS is infringing or has infringed on any rights of any person or entity in the operation of its business with respect to the Software or the DSA Software. Except for the conveyance of such rights to XcelleNet, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby will not alter or impair the rights of Netplex or TDS in and to the Software or the DSA Software.

         7.7 Documentation. The Documentation includes the source code and technical documentation, including any program language (including compilers, "work benches," tools, and higher level or "proprietary" languages) and all other materials used by Netplex or TDS for the development, maintenance and implementation of the Software. The documentation provided to XcelleNet with respect to DSA Software pursuant to
Section 2.2 includes the source code and technical documentation, including any program language (including compilers, "work benches," tools, higher level or "proprietary" languages) and all other materials used by Netplex or TDS for the development of Enhancements or Derivative Works (as those terms are defined in Section 7.5) with respect to the DSA Software or for the maintenance and implementation of the DSA Software.

         7.8      Agreements.

         (a) Netplex or TDS has granted rights in the Software or the DSA Software solely pursuant to the agreements, true, correct and complete copies of which are included in Exhibit 7.8.

         (b) the DSA License, a true correct and complete copy of which is attached in Exhibit 7.8, is in full force and effect in accordance with its terms without amendment or modification and neither party is in default with respect thereto.

         7.9 Litigation. There is no claim, action, suit, proceeding, inquiry, hearing, arbitration, administrative proceeding or investigation (collectively, "Litigation") pending, or, to the knowledge of Netplex or TDS, threatened against Netplex or TDS, present or former directors, officers, or employees of Netplex or TDS, or any other person affecting, involving, or relating to the Software, or to the knowledge of Netplex or TDS, the DSA Software. No litigation has been brought within the last five (5) years against Netplex or TDS affecting, involving or relating to the Software or the DSA Software. Netplex knows of no facts that could reasonably be expected to serve as a basis for Litigation against Netplex or TDS (or XcelleNet upon acquisition of the Software or rights in the DSA Software) or any other person affecting, involving or relating to the Software or the DSA Software.

         7.10 Software Functionality and Documentation. The Documentation correctly describes in all material respects the operation and maintenance of and interface with the Software. The copy of the DSA Software delivered to XcelleNet pursuant to Section 2.2 includes all such software and documentation regularly used by Netplex or TDS in connection with the use, maintenance and sub-licensing of such software and correctly describes in all material respects the operation and maintenance of and interface with the DSA Software.

         7.11 Disclosure. No representation, warranty, or statement made by Netplex in this Agreement or in any document or certificate furnished or to be finished to XcelleNet pursuant to this Agreement contains or will contain any material untrue statement, or omits or will omit to state any material fact necessary to make the; statements contained herein or therein not misleading. Netplex has disclosed to XcelleNet all facts known or reasonably available to Netplex that are material to the Software.

         7.12 The Warranties provided for in this Agreement shall be EXCLUSIVE of all other Warranties. NETPLEX MAKES NO IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTY.

         7.13  IN  NO  EVENT  SHALL   NETPLEX  BE  LIABLE  FOR   INCIDENTAL   OR
CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR OTHER ECONOMIC LOSSES.


                              VIII. INDEMNIFICATION

         8.1 Indemnification by Netplex. Netplex shall indemnify, defend and hold harmless XcelleNet and its respective successors and assigns and the directors, officers, employees, and agents of XcelleNet from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting from, imposed upon, or incurred by XcelleNet, directly or indirectly, by reason of, or arising in connection with any of the following:

         (a) Any inaccuracy in or breach of any representation, warranty, covenant or agreement of Netplex or TDS contained in or made pursuant to this Agreement or in any of the agreements and other instruments contemplated hereby;

         (b) Any and all claims, suits or actions based upon products sold by, transactions entered into, or other actions taken by or on behalf of Netplex or TDS (i) prior to the date of the Closing or (ii) insofar as they may relate to rights in the software licensed pursuant to the DSA License prior to the date of the Third Closing, or (iii) from and after the date of the Closing in connection with the agreements included in Exhibit 7.8;

         (c) Any obligations or liabilities of Netplex or TDS; and

         (d) To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

         8.2 Indemnification by XcelleNet. XcelleNet shall indemnify, defend and hold harmless Netplex, TDS and their respective successors and assigns and the directors, officers, employees, and agents of each of them from and against any and all demands, claims, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting from, imposed upon, or incurred by any of them directly or indirectly, by reason of, or arising in connection with any of the following:

         (a) Any allegation that the Software or the DSA Enhancements as modified by XcelleNet following the date of the Closing (or, if the Third Closing occurs, any allegation that the software licensed pursuant to the DSA License as modified by XcelleNet following the date of the Third Closing) infringes, violates or misappropriates any patent, copyright, trademark, trade secret or other proprietary right of a third party; provided that the Software or the DSA Enhancements in its form as sold to XcelleNet by Netplex and TDS (or the software licensed pursuant to the DSA License in the form delivered at the Third Closing, as appropriate) pursuant to this Agreement and without the modification made by XcelleNet would not be subject to such allegation;

         (b) Any and all claims, suits or actions based upon transactions entered into or other actions taken by or on behalf of XcelleNet with respect to the Software or the DSA Enhancements from and after the date of the Closing or with respect to the software licensed pursuant to the DSA License from and after the date of the Third Closing;

         (c) To the extent not covered by the foregoing, any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

         8.3 Notice of Claim. The party entitled to indemnification hereunder (the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 8.1 or 8.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount, of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

         8.4 Defense. If the facts pertaining to the Loss arise out of the claim of any third party available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at Claimant's own expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that

Claimant need not consent to any settlement that (a) imposes any non monetary obligation on Claimant or (b) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected by Claimant without Obligor's prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

         8.5 Offset for Insurance Recoveries nd Tax Benefits. The amount of any Loss recovered from Obligor by a Claimant shall be reduced by the amount, if any, of any insurance recovery realized by the Claimant with respect to such Loss, but only to the extent of any amount actually exceeding the amount necessary to make the Claimant whole for the entire Loss (and giving consideration, for such purpose, to any tax detriment the Claimant may realize from the insurance, indemnification, or other recoveries the Claimant may obtain with respect to such Loss). To the extent such an insurance recovery is realized, the Claimant shall reimburse the Obligor for the amount of any such insurance recovery or net tax benefit when and as realized at any time.

         8.6 Survival of representations and warranties and obligations of parties to indemnify. The representations, warranties, covenants and agreements made or to be performed pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby, except that the warranties and representations of Netplex and TDS contained in Section 7.7 and 7.10 with respect to the Software shall not survive the acceptance of the Software by XcelleNet and the warranties and representations of Netplex and TDS contained in Sections 7.7 and 7.10 with respect to the DSA Software shall not survive the Third Closing.


                    IX. POST-CLOSING COVENANTS AND AGREEMENTS

         9.1 Further Assurances. Each of Netplex and TDS shall execute and deliver such further conveyance instruments and take such further actions as may be reasonably necessary or desirable to evidence more fully the transfer of ownership of all of the Software and the DSA Enhancements to XcelleNet and, if the Third Closing occurs, the rights in the software licensed pursuant to the DSA License conveyed to XcelleNet. Without limitation, each of Netplex and TDS agrees:

         (a) To execute, acknowledge and deliver any affidavits or documents of assignment and conveyance regarding the Software and the DSA Enhancements and, if the Third Closing occurs, the rights conveyed to XcelleNet in the software licensed pursuant to the DSA License;

         (b) To provide, consistent with the provisions of Article VI, testimony in connection with any proceeding affecting the right, title, or interest of XcelleNet in the Software and the DSA Enhancements and, if the Third Closing occurs, the software licensed pursuant to the DSA License; and

         (c) To perform any other acts deemed necessary to carry out the intent of this Agreement.

         XcelleNet shall reimburse Netplex or TDS for any reasonable and actual fees, costs or expenses incurred in connection with the foregoing.

         9.2 Transfer Taxes. All sales, transfer and similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne equally by Netplex and XcelleNet, with XcelleNet's liability limited to $20,000.


                          X. ACKNOWLEDGMENT OF RIGHTS.

         In furtherance of this Agreement, Netplex and TDS hereby acknowledge that, from and after the effective date of the Closing with respect to Software and the DSA Enhancements (and if the Third Closing occurs, from and after the effective date of the Third Closing with respect to the rights of Netplex and TDS pursuant to the DSA License that XcelleNet has elected to acquire), XcelleNet has acquired all of Netplex's and TDS's right, title and standing to:

         10.1 Receive all rights and benefits pertaining to the Software, the DSA Enhancements (and the software licensed pursuant to the DSA License, if applicable), except for those rights and benefits pursuant to the agreements in effect as of the effective date of the Closing with those parties identified in
Exhibit 7.5;

         10.2 Institute and prosecute all suits and proceedings and take all actions that XcelleNet, in its sole discretion, may deem necessary or proper to collect, assert, or enforce any claim, right, or title of any kind in and to the Software, the DSA Enhancements (and, if the Third Closing occurs, the software licensed pursuant to the DSA License); and

         10.3 Defend and compromise any and all such-actions, suits, or proceedings relating to such transferred and assigned rights, title, interest, and benefits, and to perform all such other acts in relation thereto as XcelleNet, in its sole discretion subject to Section 8.3, deems advisable.

                                XI. FORCE MAJEURE

         11.1 Neither party to this Agreement shall be liable to the other for delays in the performance of the Agreement caused by unforeseen circumstances or causes beyond its control, including but not limited to, acts of God, wars, riots, strikes, fires, floods, shortages of labor or materials, labor disputes, inevitable accidents and governmental restrictions.


                                  XII. NOTICES

         12.1 All notices, requests, and demands given to or made upon the parties shall be in writing and shall be mailed properly addressed, postage prepaid, registered or certified, return receipt requested, or personally delivered to either party at the addresses set forth below:


Mr. Dennis M. Crumpler                  Mr. Gene Zaino
Chairman and CEO                        Chairman and CEO
XcelleNet, Inc.                         The Netplex Group, Inc.
5 Concourse Parkway                     8260 Greensboro Drive, #507
Suite 850                               McLean, VA 22102
Atlanta, GA 30328


or at such other address for a party as shall be specified by like notice. Any notice that is delivered personally in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party (or its agent for notices hereunder). Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail.

                               XIII. SEVERABILITY

         13.1 If any provision of the Agreement shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of the Agreement shall remain in full force and effect.

         13.2 The undersigned parties hereto agree that in the event that portions of this Agreement are adjudged invalid, unenforceable or inoperative, the Court of competent jurisdiction which so rules shall have the authority to rewrite and reform this Agreement to the extent to make it valid, operative and enforceable under the law.

                           XIV. SUCCESSORS AND ASSIGNS

         14.1 This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties. Neither Netplex nor TDS may assign this Agreement or any rights or obligations hereunder, in whole or in part, without the prior written consent of XcelleNet.


                                   XV. WAIVER

         15.1 No term or provision hereof shall be deemed waived and no breach excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented.


                               XVI. GOVERNING LAW

         16.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia without regard to its choice of law provisions.


                      XVII. ENTIRE AGREEMENT; MODIFICATION

         17.1 This Agreement, together with the Exhibits hereto which are incorporated herein by reference, the Bill of Sale and Assignment and the Escrow Agreement to be delivered pursuant hereto, constitute the entire Agreement between the parties concerning the subject matter hereof. It supersedes any proposal or prior agreement, oral or written, and any other communication and may only be modified in a writing signed by both parties. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

                              XVIII. MISCELLANEOUS

         18.1 This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

         18.2 The headings of the sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

         18.3 XcelleNet and Netplex shall consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither XcelleNet, Netplex nor TDS shall issue any such press release or make any public statement without the agreement of the other party, except as such party's counsel advises in writing may be required by law.

         18.4 All covenants, agreements, representations, and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties have caused this Amended and Restated Agreement to be executed by their undersigned duly authorized representatives on the date first set forth above.



                                          The Netplex Group, Inc.


-------------------------                 By:____________________________
Date                                      Gene Zaino
                                          Chairman and CEO



                                          Technology Development Systems, Inc.


-------------------------                 By:____________________________
Date                                          Name:
                                              Title:


                                          XcelleNet, Inc.


-------------------------                 By:_____________________________
Date                                          Sidney V. Sack
                                              Executive Vice President and CFO